Exhibit 10.1

May 21, 2022

Peter Westley

44 Via Los Altos

Tiburon, CA 94920

pwestley@blumcapital.com

Dear Peter:

We are delighted to make this offer for you to join Curiosity Inc. (d/b/a Curiosity Stream) as a full-time exempt employee. This letter summarizes the terms and conditions of the offer of employment.

1.	Job Title: You would fill the position of Chief Financial Officer, currently reporting to Chief Executive Officer, Clint Stinchcomb.

2.	Start Date: Your effective start date would be May 21, 2022 (Start Date). Your April 28, 2022 Services Agreement with the company would be deemed terminated. (The equity previously awarded to you would continue to be governed by the applicable equity award agreement.)

3.	Salary; Performance Bonus: You will be compensated at a semi-monthly rate of $12,916.67 (annualized at $310,000 less taxes and applicable holdings), with pay periods ending on the 15th and on the last day of each month. You would also be eligible for a potential year-end bonus in the maximum amount of 50% of your annual base salary, calculated based on the plan and the company’s performance against approved budgets and business goals and prorated for a partial year of service during start year if applicable. No bonus is guaranteed and a bonus should not be relied upon, provided however that the total bonus amount shall in no event be less than $90,000 in any given year, including 2022. Any bonus would normally be paid during March of the year subsequent to the year in which performance was measured, and participants must be employed by Curiosity Stream through December 31 of the measured year to be eligible to receive any bonus.

4.	Long-Term Incentive Plan: Subject to Curiosity Stream’s Board of Directors Compensation Committee approval, we will make awards of stock options and restricted stock units to you, effective as of such date of approval, consistent with the terms set forth in the attached Exhibit A. This award would be subject to our policies and practices and the other terms and conditions of the CuriosityStream Inc. 2020 Omnibus Incentive Plan and an award agreement following your Start Date.

5.	Benefits: You would be eligible for Curiosity Stream’s benefits, including medical and dental coverage, starting the first day of the first month following your Start Date (i.e., June 1st). As of the 1st of the month after the three-month anniversary of your start date, you would be eligible to enroll in the company-sponsored 401K savings plan. For information about the company’s vacation and other paid leave policies, please consult the company Employee Handbook, of which you will receive a copy and is posted on the company intranet. Because you will spend a significant portion of your time in our offices, we will also procure or reimburse you for rental of an apartment in Silver Spring, Maryland and the cost of two round trip air fares between WAS and SFO per month. For the avoidance of doubt, you are not eligible for the company’s NEO Severance Plan currently on file.

Peter Westley

May 21, 2022

You understand that part of your onboarding includes your successful completion of a background and reference check with our designated third-party provider, as well as compliance with I-9 form completion timelines and confirmation of employment authorization by E-Verify, verifying you have the right to work for Curiosity Stream in the United States.

It should be understood that compensation and advancement are based on your performance and the needs of Curiosity Stream at a given time. It is important to note that any oral statements on the part of managers, owners or other employees of Curiosity Stream concerning conditions of employment are superseded by the terms of this letter and other written policies of the company.

The employment relationship between you and Curiosity Stream is based on the mutual consent of you and Curiosity Stream. Your employment with Curiosity Stream is not for a specified period of time, but rather is “at will”. Accordingly, while we have every hope that the employment relationship will be mutually beneficial and rewarding, you and the company each retain the right to terminate the employment relationship at any time, and Curiosity Stream retains the right to modify your position or compensation at any time, with or without cause or notice. In addition, you will be expected to become familiar with and to abide by the policies contained in the company Employee Handbook, including as it may be modified from time to time.

Further, upon termination of your employment, you will not be eligible to receive any bonus, commission or any other benefit, except to the extent that, on or before the termination date, your right to receive a benefit has vested in accordance with the express terms and conditions of any employee benefit plan or program in which you participate.

This offer letter is valid for one day from the date at the top of the letter. Your acceptance of this offer and agreement to these conditions will be indicated by returning a copy of this letter with your signature in the space provided below.

Peter, we would be proud to have you on our team and look forward to a mutually rewarding association. If you have any questions regarding the above, please contact Jessica Small, at Jessica.small@curiositystream.com, or by phone at 301.641.6014.

Sincerely,

/s/ Tia Cudahy
Tia Cudahy
Chief Operating Officer

Accepted:	/s/ Peter Westley	Date:	May 21, 2022

EXHIBIT A

TERMS AND CONDITIONS OF EQUITY GRANTS

The following equity awards will be granted under the Plan on May 21, 2022 (the “Grant Date”) to Peter Westley, with the terms set forth below.

The first $100,000 of stock options (measured by the Fair Market Value of the Shares underlying the options (each as defined in the CuriosityStream Inc. 2020 Omnibus Incentive Plan (the “Plan”)) that are scheduled to vest in any calendar year with respect to Mr. Westley shall be treated as incentive stock options to the extent possible under applicable law, taking into account any incentive stock options previously granted.

“Black-Scholes Valuation” shall be defined as the Black-Scholes value of a share of the Corporation’s common stock on the Grant Date, which shall use assumptions determined in consultation with the Corporation’s accountant and compensation consultant.

Restricted stock units (“RSUs”) and Stock Options (“Options”) granted to Mr. Westley shall have a target value of $700,000 and shall have the following terms:

Grantee	Target Dollar Value of RSUs	Number of RSUs Granted	Target Dollar Value of Options	Number of Shares Subject to Option Awarded	Option Exercise Price	Vesting Terms
Peter Westley	$467,000	An amount equal to $467,000 divided by the Fair Market Value on the Grant Date, rounded down to the closest whole number	$233,000	An amount equal to $233,000 divided by the Black-Scholes Valuation on the Grant Date, rounded down to the closest whole number	Fair Market Value on the Grant Date	Vesting over four years in equal increments of 1/4 of the shares on each of the first, second, third and fourth anniversary of the Grant Date, subject to the participant’s continued employment on each such anniversary of the Grant Date. Mr. Westley’s Options and RSUs will fully vest if Mr. Westley’s employment is involuntarily terminated without Cause (as defined in the Plan) following a Change in Control (as defined in the Plan).